Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

AMENDMENT TO LICENSE AGREEMENT

THIS AMENDMENT TO the December 21, 2006 LICENSE AGREEMENT (this “Amendment”) is made and entered into this 1st day of August, 2019 (the “Effective Date”), by and between KYOWA KIRIN CO., LTD., a Japanese corporation with its principal offices at 1-9-2 Otemachi, Chiyoda-ku, Tokyo (“Kirin”) and AVEO PHARMACEUTICALS, INC., a Delaware Corporation with its principal offices at 1 Broadway, Cambridge, MA 02142 United States (“Aveo”). Kirin and Aveo may be referred to herein each, individually, as a “Party” or, collectively, as the “Parties.” Capitalized terms used in this Amendment shall have the same meanings given to them in the Agreement (defined below), except as expressly otherwise defined herein.

WHEREAS, Kirin Brewery Co., Ltd. and Aveo are Parties to a License Agreement with an effective date of December 21, 2006 (the “Agreement”) and Kirin is the successor to all of Kirin Brewery Co., Ltd.’s rights and obligations under the Agreement;

WHEREAS, pursuant to Section 12.2 of the Agreement, the Parties wish to amend the Agreement to limit the scope of the licensed field to oncology; and

WHEREAS, Kirin wishes to buy back from Aveo and thereafter exclusively retain all rights with respect to the Licensed Product outside such licensed field.

NOW, THEREFORE, the Parties hereto, intending to be legally bound hereby, mutually agree to amend the Agreement as follows:

1.	Section 1.30 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.30    ““Field” means the diagnosis, prevention, and treatment of any and all oncologic diseases and conditions in humans.”

2.

Notwithstanding the amended definition of “Field,” Aveo shall retain all of its rights and obligations arising from the original definition of “Field” under the Agreement with respect to the exclusive sublicense Aveo granted to EUSA Pharma (UK) Limited (“EUSA”) under the License Agreement between EUSA and Aveo effective as of December 18, 2015 (the “EUSA Sublicense Agreement”) but such rights and obligations shall be limited to the extent necessary to allow the rights sublicensed to EUSA to continue in effect as provided in the EUSA Sublicense Agreement in all countries in which EUSA has been granted a sublicense pursuant to the EUSA Sublicense Agreement, to the extent the EUSA Sublicense Agreement is in effect.

3.	Section 1.56 is hereby deleted and replaced in its entirety with the following:

“Other Licensee(s)” means any Affiliate or Third Party to whom Kirin or any of its Affiliates has granted a license or sublicense to research, develop, manufacture or commercialize a Licensed Compound, Licensed Product or Licensed Product Biomarker in the Kirin Territory or in the Aveo Territory outside the Field. For clarity, Other Licensee includes any Affiliate or Third Party to whom Kirin has granted a sublicense under the licenses granted to Kirin pursuant to Section 4.6.

4.	In consideration for the change in scope of the Field, Kirin shall make the following payments to Aveo:

a.

Waiver of AVEO Milestone. Kirin hereby waives the eighteen million U.S. dollars (U.S. $18,000,000) milestone payment upon the grant of Marketing Approval in the United States, as described in Section 5.2 of the Agreement.

b.	Upfront Payment. Within thirty (30) days after the Effective Date, Kirin shall pay Aveo a one-time, upfront payment of twenty-five million U.S. dollars (U.S. $25,000,000).

c.

Development Milestones. Kirin shall also notify within [**] and pay the following one-time milestone payments to Aveo, each within [**] after the first achievement of each milestone event indicated below (whether achieved by or on behalf of Kirin or its Affiliate or any other entity acting on behalf of any of them, except for Other Licensees) with respect to a Licensed Product outside the Field:

Milestone Event	Milestone Payment
[**]	[**] U.S. dollars (U.S. $[**])
[**]	[**] U.S. dollars (U.S. $[**])
[**]	[**] U.S. dollars (U.S. $[**])
[**]	[**] U.S. dollars (U.S. $[**])
[**]	[**] U.S. dollars (U.S. $[**])

The current Kirin development plan for Licensed Products outside the Field is attached as Appendix A (the “Ex-Field Development Plan”), reflecting the activities to be conducted with respect to the milestone events triggering milestone payments to AVEO, including the estimated timing of such milestone events. The Ex-Field Development Plan shall be updated to AVEO annually, or more frequently if any material changes are made.

d.

Sales Milestones. Kirin shall also notify within [**] and pay the following one-time sales milestone payments to Aveo, each within [**] after the first achievement of each milestone event indicated below (whether achieved by or on behalf of Kirin or its Affiliate or any other entity acting on behalf of any of them, except for Other Licensees) with respect to Net Sales of Licensed Product outside the Field in the Aveo Territory:

Milestone Event	Milestone Payment
1. Annual Net Sales exceed [**] U.S. dollars (U.S. $[**])	[**] U.S. dollars (U.S. $[**])
2. Annual Net Sales exceed [**] U.S. dollars (U.S. $[**])	[**] U.S. dollars (U.S. $[**])
3. Annual Net Sales exceed [**] U.S. dollars (U.S. $[**])	[**] U.S. dollars (U.S. $[**])
4. Annual Net Sales exceed [**] U.S. dollars (U.S. $[**])	[**] U.S. dollars (U.S. $[**])
5. Annual Net Sales exceed [**] U.S. dollars (U.S. $[**])	[**] U.S. dollars (U.S. $[**])

e.

“Net Sales” used in this Amendment means the gross amount invoiced by Kirin or its Affiliates (and to be clear, not sales by Other Licensees) for the sale of Licensed Product in the Aveo Territory, with the same deductions and adjustments as set forth in the definition of “Net Sales” in the Agreement. Each milestone payment by Kirin to Aveo hereunder shall be payable only once. For the sake of clarity, this means that (i) the total maximum amount of milestone payments under section 3c. is [**] U.S. dollars (U.S. $[**]), and if a [**], any development milestones set forth in items 1-3 of subsection (c) above that have not previously been incurred shall be deemed upon [**], and (ii) the total maximum amount of milestone payments under section 3d. is [**] U.S. dollars (U.S. $[**]).

f.

Royalties. Kirin shall pay Aveo a tiered royalty on annual Net Sales in the Aveo Territory of any Licensed Product outside the Field as described below. Sections 5.9, 5.10, and 5.14 of the Agreement are hereby made reciprocal and apply to Kirin’s payment of royalties to Aveo just as they apply to Aveo’s payment of royalties to Kirin under the Agreement.

Portion of Net Sales	Royalty Payment
1. Portion of Net Sales ≤ U.S. $[**] (Equal to or less than [**] U.S. dollars)	[**]%
2. Portion of Net Sales U.S. $[**] ≤ U.S. $[**] (Greater than [**] and equal to or less than [**] U.S. dollars)	[**]%
3. Portion of Net Sales U.S. $[**] ≤ U.S. $[**] (Greater than [**] and equal to or less than [**] U.S. dollars)	[**]%
4. Portion of Net Sales >U.S. $[**] (Greater than [**] U.S. dollars)	[**]%

5.

Payment. Sections 5.11, 5.12, 5.13, 5.15, 5.16, 5.17(a)-(g), and 5.18 of the Agreement are hereby made reciprocal and apply to Kirin’s payment under sections 3(b) through 3(e) above and section 8 below to Aveo just as they apply to Aveo’s payment to Kirin under the Agreement.

6.

Third Party Payments by Kirin. If Kirin obtains a license from a Third Party under any issued Patent that covers a Licensed Compound, Licensed Product or the manufacture, use, sale or importation thereof, and Kirin must pay to such Third Party a running royalty on net sales of Licensed Products under such license, then Kirin shall be entitled to credit against Net Sales royalties to Aveo each quarter an amount equal to [**] percent ([**]%) of the amount paid by Kirin to such Third Party for such quarter. If Kirin obtains a license from a Third Party under any pending Patent and such pending Patent issues and covers a Licensed Compound, Licensed Product or the manufacture, use, sale or importation thereof, then Kirin shall be entitled to a credit retroactively against Net Sales royalties to Aveo each quarter an amount equal to [**] percent ([**]%) of the amount of any running royalty on net sales of Licensed Products under such license which is paid by Kirin to such Third Party for such quarter based on such Patent that ultimately issued with such coverage (including those due based on such Patent from when it was pending). However, in no event shall royalties hereunder to Aveo in respect of any calendar quarter be reduced by more than [**] percent ([**]%) thereof. Unused amounts of credit shall carry forward to subsequent calendar quarters subject always to the [**] percent ([**]%) limit on reducing the royalty to Aveo in any calendar quarter, as applied in such subsequent calendar quarters.

7.

Royalty Term. The term within which Kirin will incur obligations to make royalty payments to Aveo based on Net Sales (the “Royalty Term”) is, on a Licensed Product-by-Licensed Product and country-by-country basis, the time from the first post-Marketing Approval sale of such Licensed Product in such country until the last to occur of (a) the expiration of the last Valid Claim of a patent application or patent owned by Kirin or its Affiliates claiming or covering the composition, use or manufacturing of the Licensed Product, or (b) ten (10) years after the first post-Marketing Approval sale of such Licensed Product outside the Field in such country in the Aveo Territory. The royalty rate shall be reduced by [**] percent ([**]%) in the event that within the Royalty Term when there is no Valid Claim of a patent application or patent owned by Kirin or its Affiliate covering the Licensed Product.

8.

Combination Products. If Kirin or its Affiliate sells any Combination Product, as defined in Section 5.8 of the Agreement, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Compound thereof if sold separately, and B is the total invoice price of any other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in such country, Net Sales for the purpose of determining royalties for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of the Licensed Product if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Licensed Compound nor the other active ingredient or ingredients of the Combination Product is sold separately in such country, or the mechanics provided above are otherwise inapplicable, Net Sales for the purposes of determining royalties of the Combination Product shall be determined by the Parties in good faith, based on the relative fair market values of the different active ingredients and in accordance with standard and customary practice if any, and in looking in particular to the relative list prices in other countries if available. If the immediately preceding sentence applies, Kirin shall in good faith propose to Aveo a Net Sales allocation for such Combination Product based on the principles set forth in the immediately preceding sentence, Aveo shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within sixty (60) days of Kirin’s proposal, then the matter shall be referred for non-binding resolution to a mutually agreeable individual (not affiliated with either Party) having expertise in the research, development, marketing and sales of similar pharmaceutical products (including experience in pricing and reimbursement), such resolution to occur within sixty (60) days after such referral. Such individual shall be instructed to determine the Net Sales allocation for such Combination Product using the following standard: the allocation shall be made based on the relative fair market value contribution made by each of the different active ingredients contained in such Combination Product to its overall sales price, determined in accordance with the Standard as defined in Section 5.8 of the Agreement. If either Party disagrees with the conclusions of such individual, then such Party shall refer the matter for resolution in accordance with Article 11 of the Agreement. The standard to be applied in any arbitration of this allocation under Article 11 shall be the Standard as defined in Section 5.8.

9.

Licensing Revenue. Section 1.72 (“Sublicensing Revenue”) is hereby made reciprocal and shall apply to consideration received by Kirin or its Affiliates. In the event that Kirin or its Affiliate grants a Third Party a license or sublicense in the Aveo Territory to a Licensed Product outside the Field as newly redefined in Section 1.30 of the Agreement, Kirin shall pay to Aveo [**]% of the Sublicensing Revenue received by Kirin or its Affiliate from such Third-Party. Such payment shall be payable quarterly, within [**] after the end of the calendar quarter in which Kirin or its Affiliate receives the underlying such payment.

10.	Section 1.39 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.39    “Kirin Annual Development Plan” means, for each calendar year, Kirin’s then most current written plan that describes Kirin’s clinical development plans for Licensed Product activities within the Field for that year, and covers other subject matter as called for in Section 2.3(e). The Kirin Annual Development Plan shall be established each year and may be modified during the course of any year as provided in Section 2.3(e).

11.	Section 1.40 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.40    “Kirin Product Inventions” means any and all Product Inventions within the Field for which Kirin (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such Product Invention, that were invented in the course of Kirin’s (or its Affiliate’s) Licensed Product activities during the Term, other than any Joint Product Inventions. Inventorship for purposes of this definition shall be determined in accordance with United States patent law.

12.	Section 1.45 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.45.    “Licensed Know-How” means all Know-How that (i) is owned or Controlled by Kirin as of the Effective Date of this Agreement or thereafter during the Term, and (ii) relates in any way to any Licensed Compound, Licensed Product, Licensed Product Biomarker or method of making, using (including methods of administration) or testing (in the case of testing, of or for the presence of) any of the foregoing (or any article necessary or useful to practice any such method); but excluding: (a) general formulation Know-How of Kirin not specific to any of the foregoing and where such general formulation Know-How is not incorporated into the Licensed Product formulation that is in clinical testing as of the Effective Date, (b) any in-licensed Know-How for which Kirin would owe a Third Party consideration if Kirin grants rights thereunder to Aveo (unless Aveo agrees in writing to pay such consideration); and (c) Know-How applicable only outside the Field. The items listed in Exhibit F, are included in the Licensed Know-How. Kirin will provide instructions to its contractors identified in such Exhibit for them to disclose such items of Know-How to Aveo within ninety (90) days after the Effective Date, and shall take all additional actions reasonably necessary to facilitate such transfer (other than payment of monies or relinquishment of other rights of Kirin), but shall not be responsible to directly transfer to or teach Aveo items of Licensed Know-How in the possession of these contractors. If required by any such contractor, Aveo will pay the reasonable costs incurred by such contractor in transferring such Licensed Know-How. The Licensed Know-How disclosed by the contractors instead of directly by Kirin shall nevertheless be deemed disclosed by Kirin under this Agreement for purposes of the “Confidential Information” definition.

13.	Section 2.2(c) of the Agreement is hereby deleted and replaced in its entirety with the following:

2.2(c)    Meeting Agendas. Each calendar year, agenda items for the first regularly scheduled Development Committee meeting after Aveo and Kirin provide the Aveo Annual Development Plan and the Kirin Annual Development Plan shall include a discussion of the Aveo Annual Development Plan, the results Aveo has obtained in Licensed Product development in the year leading up to the meeting and Aveo’s plans for future development, as well as a discussion of the Kirin Annual Development Plan, the results Kirin has obtained in Licensed Product development in the Field over the prior year, and Kirin’s plans for future development within the Field. In addition, (1) for every Development Committee meeting, the agenda items shall include a presentation by each of Aveo and Kirin, respectively, as to: any modifications to the Aveo Annual Development Plan or the Kirin Annual Development Plan such Party has made since the previous meeting; the reasons for those modifications; and progress in developing and commercializing Licensed Products within the Field; and (2) for at least one (1) Development Committee meeting per year shall include a report by each Party as to its new Aveo Product Inventions, Joint Inventions and Kirin Product Inventions within the Field (as applicable) and progress in prosecution of Licensed Patents, Aveo Patents, Jointly Owned Product Patents and Joint Other Invention Patents for which such Party is responsible. For all other agenda items, no later than fourteen (14) days in advance of each Development Committee meeting, each Party shall submit to the other Party any other proposed discussion items for the meeting agenda (except that under exigent circumstances requiring Development Committee input, a Party may provide its proposed agenda items to the other Party in a shorter period of time in advance of the meeting).

14.	Section 2.2(e) of the Agreement is hereby deleted and replaced in its entirety with the following:

2.2(e)    Commercial Plan. Annually, beginning in the year prior to the first anticipated launch in a Party’s Territory (in the U.S., this year prior will be deemed to be the year in which the NDA is submitted), that Party shall provide to the other Party an annual written plan that summarizes the sales expectations, target audience, promotional and launch activities and overall budget for Licensed Product in the Field in such country (the “Commercial Plan”). Once a Party begins to provide Commercial Plans, such Party will provide an updated version each year. The Development Committee shall have discussion of each Party’s Commercial Plans as an agenda item to discuss once annually. The primary purpose of these discussions is to allow for an exchange of ideas and information so that each Party may learn from the commercial experiences and plans of the other Party with Licensed Products in the Field.

15.	Section 2.3(e)(i) of the Agreement is hereby deleted and replaced in its entirety with the following:

2.3(e) Kirin Annual Development Plan for Informational Purposes.

(i)     At such time as Kirin intends to commence development of Licensed Products in the Field in the Kirin Territory, Kirin shall prepare and provide to Aveo a Kirin Annual Development Plan covering the activities Kirin, its Affiliates or Other Licensees intend to undertake with respect to the development of Licensed Products in the Field and/or Licensed Product Biomarkers in the Field in the Kirin Territory during the first annual period of such activities. Kirin shall include in each Kirin Annual Development Plan the following information with respect to (and limited to) the Field: (1) A summary of its activities in the prior year (including all Kirin Product Inventions from that year; clinical trials from which final reports are available; and Licensed Product Biomarkers discovered); (2) its detailed plan for Licensed Product development in the next year (including clinical trials that will be commenced (including their proposed protocols if already prepared)); clinical trials that are expected in the next year to be completed; material meetings with Regulatory

Agencies and Marketing Approval Applications planned for filing; and (3) its high-level summary of planned Licensed Product development and regulatory events and achievements for the following five (5) years. Kirin shall include Kirin’s Affiliates’ and Other Licensees’ accomplishments and activities (past and planned) in Kirin’s Annual Development Plans, as if such achievements and plans were Kirin’s. Upon Kirin’s reasonable request and Aveo’s written consent (not to be unreasonably withheld), Kirin’s Other Licensees may attend the annual Development Committee meeting to discuss the Kirin Annual Development Plan.

16.	Section 2.5 of the Agreement is hereby deleted and replaced in its entirety with the following:

2.5    Sharing of Clinical and Other Data. From time to time (but no less frequently than annually), in advance of the Development Committee meeting(s) at which the Aveo Annual Development Plan and the Kirin Annual Development Plan will be discussed), each Party shall disclose to the other Party a written summary, in a form mutually agreed upon by the Parties, of clinical data with respect to Licensed Products in the Field and Licensed Product Biomarkers in the Field generated by or under authority of such Party since the last such disclosure. It is understood that a Party’s obligation to provide summaries under this Section 2.5 can be fulfilled by providing a copy of the annual report describing clinical development with respect to Licensed Products in the Field and Licensed Product Biomarkers in the Field conducted by or on behalf of such Party, that such Party (or other acting under its authority, including Sublicensees and Other Licensees) provides to Regulatory Authorities in its Territory (each an “Annual Regulatory Report”). Upon the request of either Party, the other Party shall provide prompt and complete access to and the right to use for purposes of the activities for which such requesting Party is licensed hereunder (in Aveo’s case in Section 4.1; and in Kirin’s case, in Section 4.5) any Clinical Regulatory Filings within the Field and Safety Data generated by such Party, its Affiliates, its Sublicensees and its Other Licensees; provided that in any such case the requesting Party provides notice to the other Party reasonably in advance and reimburses the other Party for any reasonably incurred costs of satisfying the request. (To be clear, this regards costs of providing access, not costs of generating the clinical data.) Each Party must include its Sublicensees’ Clinical Regulatory Filings data with respect to Clinical Regulatory Filings in the Field (in the case of Aveo) and its Other Licensees’ Clinical Regulatory Filings data with respect to Clinical Regulatory Filings in the Field (in the case of Kirin) in such Party’s Annual Regulatory Reports (or cause the Sublicensee or Other Licensee to provide such a report to Kirin or Aveo, respectively), and provide access to its Sublicensees’ or Other Licensee’s Clinical Regulatory filings on the same basis as if the Sublicensees or Other Licensees were such Party. If requested by either Party, the Development Committee shall discuss such Annual Regulatory Reports. In addition to the Annual Regulatory Report, Clinical

Regulatory Filings and Safety Data required to be shared as stated above in this Section 2.5, (i) if reasonably necessary for a Party or its Affiliate, Sublicense or Other Licensee to have access to the underlying raw data, case report forms or other original documents (including laboratory notebooks) generated by or on behalf of the Other Party (or its Affiliates, Sublicensees and Other Licensees (collectively with such other Party, the “Possessing Entities”)), then the Possessing Entities shall provide copies, however, such obligation to provide copies shall be limited to data, case report forms or other original documents related to activities in the Field or to Safety Data, or (ii) if required by Regulatory Authorities, access to the originals of such items.

17.	Section 3.6 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.6    Access to Records. Each Party shall have the right to review and copy the records of the other Party described in Section 3.5 with respect to activities within the Field and Safety Data (including raw data and scientific notebooks, to the extent provided for under Section 3.5) at reasonable times to the extent necessary for it to conduct its activities in its respective Territory or exercise its rights under this Agreement. To the extent required with respect to filings made to a Regulatory Authority (including applications for INDs, Marketing Approval Applications and the like) each of Aveo and Kirin shall make available to the other Party original documentation of such records in connection therewith. Each of Aveo and Kirin shall have the right to use the records of the other Party for purposes of the development or commercialization of any Licensed Product or Licensed Product Biomarker within the Field (including the filing of Marketing Approval Applications) in its respective Territory during the Term.

18.	Section 3.7 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.7    Communications with Regulatory Authorities. Each Party shall keep the other Party informed on an ongoing basis at Development Committee meetings regarding its (or its Affiliate’s, Sublicensee’s or Other Licensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities with respect to all Licensed Products and Licensed Product Biomarkers in its respective Territory in the Field. Subject to Aveo’s rights under Section 3.1, and Kirin rights under Section 3.8, Aveo, its Affiliates and Sublicensees, on the one hand, and Kirin, its Affiliates and Other Licensees on the other hand, shall not, during the Term, communicate with Regulatory Authorities of the other Party’s Territory regarding any Licensed Compound, Licensed Product or Licensed Product Biomarker within the Field without such Party’s advance written consent, such consent not to be unreasonably withheld, delayed or conditioned. However, each Party shall provide the other Party with reasonable advance notice of any meeting or substantive telephone conference with any Regulatory Authority relating to any Licensed Product or Licensed Product Biomarker with respect to the Field. Each Party shall have the right to attend and observe (but not participate actively in) any material meeting or material conference call with any Regulatory Authority regarding any of the other Party’s (or its Affiliate’s, Sublicensee’s, or Other Licensee’s) Licensed Products or Licensed Product Biomarkers but shall not have such right to the extent such meeting or conference call does not relate to the Field. In addition, each Party shall promptly furnish to the other Party copies of all correspondence that the furnishing Party (or its Affiliate, Sublicensee or Other Licensee) receives from, or submits to, any Regulatory Authority (including contact reports concerning conversations or substantive meetings) relating to any Licensed Product or Licensed Product Biomarker within the Field. The furnishing Party shall also provide to the other Party any meeting minutes that reflect material communications with any Regulatory Authority regarding a Licensed Product or Licensed Product Biomarker within the Field, but will not be required to provide minutes or portions thereof that relate to communications regarding any product or biomarker outside the Field.

19.	Section 3.8 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.8.    Kirin Clinical Trials. Kirin (whether itself or through its Affiliates, Other Licensees and distributors) retains the right to conduct clinical trials of Licensed Product in the Aveo Territory if needed to support Kirin (or its Affiliate’s or Other Licensee’s or distributor’s) development or commercialization of Licensed Products for the Kirin Territory, subject to the prior written consent of Aveo, such consent not to be unreasonably withheld, delayed or conditioned, however, Kirin may conduct such clinical trials without Aveo’s consent with respect to Licensed Product outside the Field. Kirin will notify Aveo in advance before seeking to commence (i.e. before filing any IND to enable) such trials within the Field in the Aveo Territory in order to obtain such consent, and so that the Parties may choose to coordinate their activities to the extent they both desire to do so. Kirin also retains the right to conduct trials of or with Licensed Product Biomarkers in the Aveo Territory, subject to the prior written consent of Aveo (except in the case of biomarkers outside the Field, in which case Aveo’s consent is not necessary), such consent not to be unreasonably withheld, delayed or conditioned. Kirin will similarly notify Aveo in advance in order to obtain such consent, and to provide an opportunity for the Parties to elect to coordinate before Kirin files any IND or similar filing with Regulatory Authorities of the Aveo Territory to enable such development within the Field.

20.	Section 4.10 of the Agreement is hereby deleted and replaced in its entirety with the following:

4.10    Third-Party Technology. Neither Aveo nor Kirin shall in-license any intellectual property that contains subject matter relevant to any Licensed Product within the Field or to any Licensed Product Biomarker within the Field without first conferring with the other Party as to the application of the intellectual property being licensed. If requested by the other Party, the licensing Party shall use good faith efforts to include in such in-licenses the ability to sublicense such intellectual property to be sublicensed to the other Party on a pass-through basis for the other Party’s Territory throughout the same scope as set forth in Section 4.1 (with respect to Aveo) and Section 4.5 (with respect to Kirin).

21.	Section 4.13(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

4.13    Coordination of Sublicenses and Rights of Other Licensees with this Agreement.

(b)    Kirin shall ensure that its agreements with Other Licensees are consistent with and impose on its Other Licensees obligations consistent with the terms and conditions set forth in this Agreement, including Sections 2.5, 3.5-3.7, 3.10, 3.14, 4.1, 4.6, 4.8, 4.12, 4.13 and 4.14. In addition to the foregoing, in any agreement with Other Licensees, Kirin shall in particular require its Sublicensees to make available Clinical Regulatory Filings and underlying detailed data within the Field and Safety Data as required by Section 2.5. In addition to the foregoing, in any agreement with an Other Licensee Kirin shall obtain ownership of or the right to grant Aveo (and its Affiliates and Sublicensees) a royalty-free license having at least the same scope as the license of Section 4.1 under: (i) all Patents rights claiming inventions developed by or for the Sublicensee in Licensed Product and/or Licensed Product Biomarker-related activities that if invented by Kirin would be Kirin Product Inventions; and (ii) all Know-How developed in such activities that if owned or Controlled by Kirin would be Licensed Know-How. Information provided by an Other Licensee (or of an Other Licensee provided by Kirin) to Aveo and its Sublicensees under this Section 4.13(b) shall be the Confidential Information of Kirin.

22.	Section 4.14(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

4.14 Inventions by Service Providers.

(b)    From all contractors performing services in connection with the manufacture, research, development and/or commercialization of Licensed Compounds, Licensed Products and/or Licensed Product Biomarkers (excluding Other Licensees who will be entitled to sell the Licensed Product for their own account), Kirin shall (i) obtain the royalty-free right of access and use by Aveo and its Sublicensees (including further sublicenses by such Sublicensees) to Clinical Regulatory Filings as well as all underlying original data and documentation within the Field and Safety Data developed by any such contractors as described in Section 2.5, for purposes of development and commercialization of Licensed Products and Licensed Product Biomarkers in the Field in the Aveo Territory under this Agreement, and (ii) obtain the royalty-free right to grant to Aveo non-exclusive Sublicenses (including the right of Aveo to grant further Sublicenses, and further sublicenses by such Sublicensees), having at least the same scope as the license to Aveo in Section 4.1, under the Patents and Know-How developed by such contractors in the course of conducting activities with respect to Licensed Compounds, Licensed Products or Licensed Product Biomarkers that if claiming an invention invented by Kirin or Know-How owned or Controlled by Kirin would be Kirin Product Inventions or Licensed Know-How. Information provided by a Kirin contractor (or of a Kirin contractor provided by Kirin) to Aveo and its Sublicensees under this Section 4.14(b) shall be the Confidential Information of Kirin.

23.	Section 6.2(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

6.2    Prosecution of Patents.

(a)    Listed Kirin Patents and Kirin Product Invention Patents. Except as set forth in this Section 6.2, Kirin shall be responsible to perform the filing, prosecution and maintenance of the Listed Kirin Patents and Kirin Product Invention Patents on a worldwide basis. Kirin shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs with respect to Listed Kirin Patents and Kirin Product Invention Patents worldwide. Aveo shall have the right to review and comment upon Kirin’s prosecution of the Listed Kirin Patents and Kirin Product Invention Patents in the Field in each case in the Aveo Territory. With respect to such prosecution in the Field, Kirin shall provide Aveo with a copy of each substantive communications received from any patent authority within two (2) weeks of receipt by Kirin’s patent attorney; and a copy of each proposed submission to a patent authority in the Aveo Territory regarding a Listed Kirin Patent or Kirin Product Invention Patent in the Field reasonably in advance of making such filing (normally four (4) weeks in advance but sometimes less in exigent circumstances). Furthermore, with respect to the preparation, filing, prosecution and maintenance of Listed Kirin Patents and Kirin Product Invention Patents in the Field in each case in the Aveo Territory, Kirin agrees to (i) keep Aveo reasonably informed with respect to such activities; (ii) consult with Aveo regarding such matters, including the final abandonment of any Listed Kirin Patent or Kirin Product invention Patent claims in the Field; and (iii) reasonably consider Aveo’s comments. If Kirin determines to abandon or not maintain any Patent that is a Listed Kirin Patent or a Kirin Product Invention Patent in the Field

in each case in the Aveo Territory, then Kirin shall provide Aveo with at least forty-five (45) days prior written notice of such determination (or such other period of time reasonably necessary to allow Aveo to assume such responsibilities). In that case, Aveo shall have the right, at its option, to control the filing, prosecution and maintenance of any such Patent at its own expense in Kirin’s name, without affecting any of the other financial terms set forth in this Agreement. Kirin shall cooperate with Aveo so that Aveo can perform its obligations to EUSA pursuant to the EUSA Sublicense Agreement and provision 2 of the Amendment. Kirin covenants that it will not file any patent application, present any argument during prosecution of any patent application, or otherwise make any public statement or admission that could have a material, negative effect on the scope, validity and/or enforceability of the Listed Kirin Patents and Kirin Product Invention Patents in the Field.

24.

Kirin shall not, directly or with or through one or more Affiliates or licensees, without the prior consent of Aveo (which shall not be unreasonably withheld or delayed) commercialize any oral formulation of the Licensed Product in the Aveo Territory that could compete with the Licensed Product sold in the Aveo Territory in the Field by Aveo or its Affiliate or Sublicensee under the Agreement.

25.	The Parties have agreed upon a press release regarding this Amendment, attached to this Amendment as Appendix B.

26.	All other terms and conditions of the Agreement shall remain unchanged.

The Parties, through their authorized representatives, hereby agree to the terms and conditions of this Amendment.

KYOWA KIRIN, CO., LTD	AVEO PHARMACEUTICALS, INC.

By:	/s/ Masashi Miyamoto	By:	/s/ Michael Bailey

Name:	Masashi Miyamoto	Name:	Michael Bailey

Title:	President and CEO	Title:	President and CEO

Date:	August 1, 2019	Date:	August 1, 2019